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For Immediate Release
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Company Contact:
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Iehab J. Hawatmeh
CirTran Corporation
+(801) 963-5112
iehab@cirtran.com


   `Turnaround Year' for CirTran Shows Increase in Sales, Decrease in Net Loss

SALT LAKE CITY, April 16, 2009 - CirTran Corporation (OTC BB: CIRC), an international full-service contract manufacturer of IT, consumer and electronics products, and energy drinks today filed its Annual Report on Form 10-K for the year ended December 31, 2008, reporting a second consecutive year of increased sales as well as a sharp drop in net losses.

For fiscal 2008, CirTran reported revenue of $13.675 million, an increase of 10.29% over the $12.399 million reported for 2007. It was the second straight year of sales growth for CirTran, which reported a 42% increase in sales in 2007 over 2006.

CirTran's losses dropped 40.67% in 2008 to $3.911 million from the $7.232 million loss for fiscal 2007, the company's second straight year of a 40% drop in losses. Operating expenses also decreased, falling 53.7% to $5.813 million from $7.936 million the previous year.

The company also reported a drop in gross profit of 53.37% to $1.607 million from the $3.134 million reported for fiscal 2007. A $1.068 million impairment in securities and a $1.903 million interest charge severely impacted CirTran's profit.

A `Turnaround Year' After an `Investment Year'

Iehab J. Hawatmeh, CirTran's founder, chairman and CEO, called 2008 "a turnaround year for the company," after terming fiscal 2007 "an investment year."

"Even in the face of a troubling, challenging worldwide economy, CirTran increased sales and trimmed losses," he said. "CirTran survived and grew while others, including competitors, were not so fortunate.

"We see 2008 as a milestone," he said, "and are working to move forward from here."

CirTran's turnaround in 2008, Mr. Hawatmeh said, was driven by the successful launch of its Playboy Energy Drink, manufactured and distributed by the company's CirTran Beverage Corp subsidiary. He said CirTran is currently working to grow international distribution of the Playboy beverage product line by partnering with key organizations with "excellent contacts and relationships in the global beverage industry."

During 2008, Mr. Hawatmeh said CirTran also grew on other business front, making "substantial progress" in gaining distribution through major retailers. CirTran initiated a test marketing program with Sam's Club(R) and Target(R) for the Shaka Gear(TM) line of new leisure and beach shoes it manufactures and distributes. In addition, the CirTran-manufactured and distributed the Evander Holyfield Real Deal Grill(TM), endorsed by the former world heavyweight champion, which made its retail debut in special holiday promotions at hundreds of major Midwest retail stores including Jewel-Osco(R) and Roundy's Supermarkets.



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About CirTran Corporation
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Founded in 1993,  CirTran  Corporation  (www.cirtran.com)  has evolved  from its roots to become an international, full-service contract manufacturer. From its headquarters in Salt Lake City, where it operates along with its Racore Technology (www.racore.com) electronics manufacturing subsidiary from an ISO 9001:2000-certified facility, CirTran has grown in scope and geography. Today, CirTran's operations include: CirTran-Asia, a subsidiary with principal offices
in  ShenZhen,   China,  which  manufactures  high-volume  electronics,   fitness
equipment, and household products for the multi-billion-dollar direct response industry; CirTran Online, which offers products directly to consumers through major retail web sites, and CirTran Beverage, which has partnered with Play Beverages, LLC to introduce and distribute the Playboy Energy Drink.



This press release  contains  forward-looking  statements  within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements relating to the projected profits, revenues, profit margins, development and introduction of new products, market acceptance of new products, and growth of CirTran, as well as any statements which include words or phrases such as "may," "anticipate," "plan," and similar phrases may contain forward-looking statements. Such forward-looking statements are based on management's current expectations. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. The forward-looking events and circumstances discussed in this release may not occur, and actual results could differ materially as a result of known and unknown risk factors and uncertainties affecting CirTran, including, but not limited to, the risk factors listed in the Annual Report on Form 10-K for the year ended December 31, 2008, filed by CirTran with the Securities and Exchange Commission. No forward-looking statement can be guaranteed. Forward-looking statements speak only as of the date on which they are made, and CirTran expressly disclaims any obligation or intention to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.


All trademarks are properties of their respective owners.





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